FILED PURSUANT TO
RULE 424(B)(3)
REGISTRATION  NO. 333-164956

ENTERLOGICS, INC.

Shares of Common Stock, par value $0.0001

This prospectus relates to the resale of shares of common stock, par value $0.0001, of Enterologics, Inc., which are issued and outstanding and held by persons who are stockholders of Enterologics, Inc.

Our common stock is presently not traded on any market or securities exchange. The 15,700,000 shares of our common stock can be sold by selling security holders at a fixed price of $0.05 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.003 plus an increase based on the fact the shares will be liquid and registered. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA, for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.

Investing in our securities involves significant risks. See “Risk Factors” beginning on page 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is April 7, 2010

PROSPECTUS SUMMARY

As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to Enterologics, Inc., unless the context otherwise indicates.

You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled "Risk Factors" beginning on page 6.

Corporate Background

Enterologics, Inc. was incorporated under the laws of the State of Nevada on September 2, 2009. We are an early stage company with plans to engage in the development of proprietary probiotic bio-therapeutic products (which are products that contain live microbial food supplements which beneficially affect the host by improving its intestinal microbial balance) for the treatment of various gastrointestinal disorders. We intend to market a variety of probiotics products as FDA-approved prescription drugs. As we do not yet have any product in development, we have not generated any revenues.

Manufacturing

We do not have manufacturing facilities. Any products that we develop will be required to be manufactured in a facility maintained and operated under FDA laboratory and current good manufacturing procedure (“cGMP”) requirements as a prescription drug or biologic product.

Intellectual Property

We do not have any intellectual property rights. However, we may use a combination of patents, trademarks and trade secrets to protect any product we may develop.

Employees

We currently have no employees. All functions are currently being provided by our executive officers on a voluntary basis.

Executive Offices

Our offices are currently located at Enterologics, Inc., 657 Central Avenue, Cedarhurst, New York 11516. Our telephone number is (516) 568-7007.

The Offering

Securities offered:	15,700,000 shares of common stock

Offering price:
The selling security holders purchased their shares of common stock from the Company at the price of $0.003 per share and will be offering their shares of common stock at a price of $0.05 per share, which includes an increase, based on the fact the shares will be liquid and registered. This is a fixed price at which the selling security holders may sell their shares until our common stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices.

Shares outstanding prior to offering:	26,000,000 shares of common stock.

Shares outstanding after offering:	26,000,000 shares of common stock.

Our executive officer and directors currently own 39.62% of our outstanding shares of common stock. As a result, our executive officer and directors have substantial control over all matters submitted to our stockholders for approval.

Market for the common shares:
There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to eligible for trading on the Over-The-Counter Bulletin Board.  We do not yet have a market maker who has agreed to file such application.

There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Going Concern Considerations:
As reflected in the accompanying financial statements, the Company is in the development stage with no operations and has a net loss of $8,099. This raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital and implement our business plan.

Summary Risk Factors:
Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties summarized below, the risks described under “Risk Factors,” the other information contained in this prospectus and our financial statements and the related notes before you decide whether to invest in our common stock.

SUMMARY OF RISK FACTORS RELATING TO OUR COMPANY
We are a development stage company, have generated no revenues to date and have a limited operating history upon which we may be evaluated.

We expect losses in the future because we have no revenue to offset losses.

Our business model is unproven and our success is dependent on our ability to develop and then expand our customer base.

Our independent auditor has issued a going concern opinion after reviewing our financial statements; our ability to continue is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We are completely dependent on the services of our executive officers, especially our president Dr. Robert Hoerr and Dr. Lawrence Levitan. If we should lose their services before we are able to engage and retain qualified employees and consultants to execute our business plan, we may not be able to continue with our business model.

We require additional funding and our operations could be curtailed if we are unable to obtain required additional funding when needed.

The loss of key executives or consultants or the failure to hire qualified employees would damage our business.
The products we plan to develop may not satisfy regulatory requirements or become commercially viable.

We are dependent on new products and continued innovation.

Intellectual property rights may not protect our business.

The validity of patents covering pharmaceutical and biotechnological inventions and the scope of intellectual property claims made under such patents is uncertain; Failure to secure necessary patents could impair our ability to produce and market our products.

Failure to develop, or contract for, an adequate sales and marketing organization, or partner with a larger pharmaceutical company would result in the inability to market and sell our products.

We own no manufacturing facilities and will be dependent on third parties to make our products.

We will be required to comply with good manufacturing practices.

Potential side effects of our product could impair our ability to continue clinical trials, obtain regulatory approval, or successfully market our products.

Our products may not be accepted by physicians, patients or third party payers.

Government and private insurance plans may not pay for our products.

We may lose any technological advantage because pharmaceutical research technologies change rapidly.

We may not be able to procure required insurance coverage.

We may be subject to product liability claims which could result in significant losses and adverse product publicity.

Intense competition may result in our inability to generate sufficient revenues to operate profitably.

We may be dependent on our collaborative agreements for the development of our technologies and business development which exposes us to the risk of reliance on the viability of third parties.

Since our officers and directors work or consult for other companies, their activities could slow down our operations.

Our executive officers own a majority of the outstanding shares of our common stock, and other stockholders may not be able to influence control of the company or decision making by management of the company.

Due to our limited marketing, sales, and distribution experience, we may be unsuccessful in our efforts to sell our products, enter into relationships with third parties, or develop a direct sales organization.

Our principal stockholders, who are our officers and directors, own a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

SUMMARY OF RISK FACTORS RELATING TO OUR COMMON STOCK

We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our common stock is subject to the "penny stock" rules of the Securities and Exchange Commission (“SEC”) and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Currently there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

We may be exposed to potential risks resulting from new requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

Summary Financial Information for the period September 2, 2009 (inception) to December 31, 2009

Statement of Operations Data
Operating revenues	-

Income (loss) from operations	$(7,964)

Net income (loss)	$(8,099)

Balance Sheet Data :
      December 31, 2009

Working capital	$40,011
Total assets	$43,694
Total liabilities	3,683
Stockholders’ Equity	$40,011

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Relating to Our Company

1.           We are a development stage company, have generated no revenues to date and have a limited operating history upon which we may be evaluated.

We were incorporated on September 2, 2009, have generated no revenues from operations to date, and has no meaningful assets other than $39,661 in available cash at April 6, 2010. Our limited operating history makes it difficult to evaluate our business on the basis of historical operations. We face all of the risks inherent in a new business and those risks specifically inherent in the business of developing, testing, obtaining regulatory approvals for, manufacturing, commercializing and selling new prescription drug products, with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. Accordingly, we expect to incur substantial operating losses. We cannot assure you that we will be able to generate revenues or profits from operation of our business or that we will be able to generate or sustain profitability in the future.

2.           We expect losses in the future because we have no revenue to offset losses.

As reflected in our financial statements filed in this registration statement, we are in the development stage formed to carry out the activities described in this prospectus. As of December 31, 2009, we have incurred a net loss of $8,099 and used cash in operations of $7,916.  As we have no current revenue, we are expecting losses over the next 12 months because we do not yet have any revenues to offset the expenses associated with the development and implementation of our business plan. We cannot guarantee that we will ever be successful in generating revenues in the future. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

3.           Our business model is unproven and our success is dependent on our ability to develop and then expand our customer base.

Our business model is to generate revenues from the sale of probiotic, biotherapeutic drug products. We cannot guarantee that we will ever be successful in doing this in order to generate revenues in the future. Our business model is new, and our ability to generate revenue is unproven. Therefore, it is not possible for us to predict the future level of demand for the products we intend to develop, or if we will be able to effectuate our business plan. We recognize that if we are unable to generate revenues, we will not be able to earn profits or continue operations.  There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide investors with no assurance that we will generate any operating revenues or ever achieve profitable operations.

4.           Our independent auditor has issued a going concern opinion after reviewing our financial statements; our ability to continue is dependent on our ability to raise additional capital and our operations could be curtailed if we are unable to obtain required additional funding when needed.

We will be required to expend substantial amounts of working capital in order to acquire, develop, test, obtain the requisite regulatory approvals, manufacture and market our proposed products and establish the necessary relationships to implement our business plan. We were incorporated on September 2, 2009. Our operations to date were funded entirely by a short term loan by The Meister Group, a company of which our secretary is the vice president, and capital raised from our private offering of securities from November through December 2009 (the “Offering”). Notwithstanding the Offering, we will continue to require additional financing to execute our business strategy.  We are totally dependent on external sources of financing for the foreseeable future, of which we have no commitments. Our failure to raise additional funds in the future will adversely effect our business operations, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock. We are entirely dependent on our ability to attract and receive additional funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future could restrict our ability to grow and reduce our ability to continue to conduct business operations. After reviewing our financial statements, our independent auditor issued a going concern opinion and our ability to continue is dependent on our ability to raise additional capital. If we are unable to obtain necessary financing, we will likely be required to curtail our development plans which could cause us to become dormant. Any additional equity financing may involve substantial dilution to our then existing stockholders.

5.           We are completely dependent on the services of our executive officers, especially Dr. Robert Hoerr and Dr. Lawrence Levitan. If we should lose their services before we are able to engage and retain qualified employees or consultants to execute our business plan, we may not be able to continue with our business model.

The Company’s operations and business strategy are completely dependent upon the knowledge and business contacts of Dr, Robert Hoerr, our president and principal executive officer, and Dr. Lawrence Levitan, our treasurer and principal financial and accounting officer.   They are under no contractual obligation to remain employed by us.  If they should choose to leave us for any reason before we have hired suitable replacements, our operations may fail. Even if we are able to find such personnel, it is uncertain whether we could find someone who could develop our business along the lines described herein.  We will fail without Dr. Hoerr or Dr. Levitan or an appropriate replacement(s). We intend to acquire key-man life insurance on the life of Dr. Hoerr and Dr. Levitan naming us as the beneficiary when and if we obtain the resources to do so and provided that Drs. Hoerr and Levitan remain insurable. We have not yet procured such insurance, and there is no guarantee that we will be able to obtain such insurance in the future.  Accordingly, it is important that we are able to attract, motivate and retain highly qualified and talented personnel and independent contractors.

6.           The products we plan to develop may not satisfy regulatory requirements or become commercially viable.

The products that we plan to develop will require development, testing, and investment in order to market them as prescription drugs. We cannot be sure that our product research and development efforts will be successful, that candidates will enter clinical studies as anticipated, that we will satisfy Good Laboratory Practices (“GLP”), medical food or prescription drug requirements or that any required regulatory approvals will be expeditiously applied for or obtained, or that any products, if introduced, will be commercially successful. The results of pre-clinical and other trials on products we plan to develop are not necessarily predictive of results that will be obtained from large scale clinical testing. We cannot be sure that clinical trials of the products under development will demonstrate the safety and efficacy of such products or will result in a marketable product. The failure to demonstrate adequately the safety and efficacy of a therapeutic drug product under development could delay or prevent regulatory approval, where required, and delay or prevent commercial sale of the product, any of which could have a material adverse effect on us. We may encounter difficulties in manufacturing, process development and formulation activities that could result in delays in clinical trials, regulatory submissions, regulatory approvals and commercialization of our products, or cause negative financial and competitive consequences. We cannot assure you that any product will be successfully developed, be developed on a timely basis or prove to be more effective than competing products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by us, for financial or other reasons, not to undertake to complete development of a product, particularly in instances in which we have made significant capital expenditures, could have a material adverse effect on us.

7.           We are dependent on new products and continued innovation.

The pharmaceutical industry in general is characterized by rapid innovation and advances. These advances result in frequent product introductions and short product life cycles, requiring a high level of expenditures for research and development and the timely introduction of new products. We believe our ability to grow and succeed will be partially dependent upon our ability to introduce new and innovative products into such markets. We cannot assure you that we will be successful in our plans to introduce products to the market.

8.           Intellectual property rights may not protect our business.

We plan to use a combination of patents, trademarks and trade secrets to protect any proprietary intellectual property rights that we may develop or acquire. We cannot assure you that patent and trademark registration applications will result in issued patents and registered trademarks, or that, if issued, our applications will be upheld if challenged. Further, even if granted, we cannot assure you that these patents and trademarks will provide us with any protection from competitors or, that if they do provide any meaningful level of protection, that we will have the financial resources necessary to enforce our patent and trademark rights. In addition, we cannot assure you that others will not independently develop technologies similar to those covered by our pending patents and trade secrets, or design around the pending patents. If others are able to design around our patents, our results of operations could be materially adversely affected. Further, we will have very limited, if any, protection of our proprietary rights in those jurisdictions where we have not affected any filings or where we fail to obtain protection through our filings. There can be no assurance that third parties will not assert intellectual property infringement claims against us with respect to products we may develop. We may be responsible for defending against charges of infringement of third party intellectual property rights by our actions and products and such assertion may require us to refrain from the sale of our products, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of our patents. Our adherence to industry standards with respect to our product may limit our opportunities to provide proprietary features which may be protected. In addition, the laws of various countries in which our product may be sold may not protect our product and intellectual property rights to the same extent as the laws of the United States.

9.           The validity of patents covering pharmaceutical and biotechnological inventions and the scope of intellectual property claims made under such patents is uncertain; Failure to secure necessary patents could impair our ability to produce and market our products.

There is no consistent policy regarding the breadth of intellectual property claims permitted in specialty pharmaceutical and biotechnology patents. In addition, patents may have been granted, or may be granted, to others covering products or processes that we need, or may need, for testing and developing our products. If products or processes that we may develop infringe upon patents held by third parties, or otherwise impermissibly utilize the intellectual property of others, we might be unable to develop, manufacture, or sell such products. In such event, we may be required to obtain licenses from third parties to use such intellectual property. We cannot be sure that we will be able to obtain such licenses on acceptable terms, or at all.

10.           Failure to develop, or contract for, an adequate sales and marketing organization, or partner with a larger pharmaceutical company would result in the inability to market and sell our products.

To market any of products directly, we would have to develop a substantial marketing and sales force. Alternatively, we may, for certain products, attempt to obtain the assistance of larger pharmaceutical companies with established distributions systems and direct sales forces. We do not know if we will be able to enter into agreements with other companies to assist in the marketing and sales of our products. If we are not able to sustain such marketing efforts, we may license marketing rights to a third party. However, we cannot be sure that we would be able to locate a qualified marketer or distributor or enter into any such agreement on reasonable terms or at all.

11.           We own no manufacturing facilities and will be dependent on third parties to make our products.

We own no manufacturing facilities or equipment, and employ no manufacturing personnel. We currently expect to use third parties to manufacture products we may develop on a contract basis. We may not be able to obtain manufacturing services on reasonable terms or at all. If we are not able to contract manufacturing services, we will not be able to make our products.

12.           We will be required to comply with good manufacturing practices.

The manufacture of our proposed products will be subject to current Good Manufacturing Practices ("cGMP") prescribed by the United States Food and Drug Administration (“FDA”) in the United States. We cannot give assurance that we or any entity manufacturing products on our behalf will be able to comply with cGMP or satisfy certain regulatory inspections in connection with the manufacture of our proposed products. Failure or delay by any manufacturer of our products to comply with cGMP or similar regulations or satisfy regulatory inspections would have a material adverse effect on us.

13.           Potential side effects of our product could impair our ability to continue clinical trials, obtain regulatory approval, or successfully market our products.

It is possible that, any time during clinical trials or patient usage, side effects of products may be encountered. If they are common enough or significant enough, this could result in the termination of clinical trials, denial of FDA approval, the inability to market and sell our products, our products being withdrawn from the market, or liability claims being asserted against us.

14.           Our products may not be accepted by physicians, patients or third party payers.

Patients, doctors and third-party payers must accept our products as medically useful and cost effective for us to be successful. Doctors and patients are very important constituents because they directly make all medical decisions. Third party payers are also very important because they pay for a major portion of all medical care expenses. Third party payers consist of health maintenance organizations (“HMOs”), health insurers, managed care providers, Medicare and Medicaid, and their equivalent organizations in jurisdictions outside the U.S. There can be no assurance that patients, doctors or third-party payers will accept our products, even if approved for marketing, on a timely basis.

15.           Government and private insurance plans may not pay for our products.

The success of our products in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such product from governmental authorities, third-party payers and other organizations. We cannot determine in advance the reimbursement status of newly approved therapeutic products. Even if a product is approved for marketing, we cannot be sure that adequate reimbursement will be available. Also, future legislation or regulation, or related announcements or developments, concerning the healthcare industry, or third party or governmental coverage and reimbursement, may adversely affect our business. In particular, legislation or regulation limiting consumers' reimbursement rights could have a material adverse effect on our business and revenues.

16.           We may lose any technological advantage because pharmaceutical research technologies change rapidly.

The pharmaceutical research field is characterized by rapid technological progress and intense competition. As a result, our business strategy may not be successful and our products may not reach the marketplace or be saleable. Businesses, academic institutions, governmental agencies, and other public and private research organizations, may conduct research to develop technologies that may compete with our technologies. It is possible that competitors could acquire or develop technologies that would render our technology obsolete or noncompetitive. We cannot be certain that we will be able to access the same technologies at an acceptable price, or at all.

17.           We may not be able to procure required insurance coverage.

We will need to procure liability insurance coverage required by clinical investigators, patients and other third parties with respect to clinical studies. There can be no assurance that such coverage will be available to us or that, even if available, we will be able to bear the expense of such insurance coverage. Absent such coverage, we will not be able to perform required clinical studies.

18.           We may be subject to product liability claims which could result in significant losses and adverse product publicity.

We face an inherent risk of exposure to product liability claims and negative publicity in the event that the use of our product results in injury. We face the risk that materials used in the manufacture of the final product may be contaminated with substances that may cause sickness or injury to persons who have used the products, or that sickness or injury to persons may occur if the product distributed by us is ingested in dosages that exceed the dosage recommended on the product label. In the event that insurance coverage or contractual indemnification is not adequate, product liability claims could have a material adverse effect on our business. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding any future insurance coverage, could have a material adverse effect on our business. Additionally, negative publicity asserting that our products, or similar products of others, may be harmful could have a material adverse effect on our business, regardless of whether such reports are scientifically supported, regardless of whether the harmful effects would be present at the dosages recommended for such products, and regardless of whether such adverse effects resulted from failure to consume the product as directed.

19.           Intense competition may result in our inability to generate sufficient revenues to operate profitably.

The pharmaceutical industry is highly competitive. Numerous companies, many of which are significantly larger than us, and which have greater financial, personnel, distribution and other resources than us and may be better able to withstand volatile market conditions, will compete with us in the development, manufacture and marketing of probiotics for the treatment of GI disorders. There can be no assurance that national or international companies will not seek to enter or increase their presence in the industry. In addition, large nationally known companies may compete with us and they have already spent millions of dollars to develop treatments for GI disorders. Current or increased competition could have a material adverse effect on our business, as many of our competitors have far greater financial and other resources and possess extensive manufacturing, distribution and marketing capabilities far greater than ours.

20.           We may be dependent on our collaborative agreements for the development of our technologies and business development which exposes us to the risk of reliance on the viability of third parties.

In conducting research and development activities, we may rely upon numerous collaborative agreements with universities, governmental agencies, charitable foundations, manufacturers, contract research organizations, and corporate partners. The loss of, or failure to perform under, any of these arrangements by any of these entities may substantially disrupt or delay our research and development activities.

21.           Since our officers and directors work or consult for other companies, their activities could slow down our operations.

Our officers and directors are not required to work exclusively for us and do not devote all of their time to our operations. It is expected that each of our officers and directors will devote between 5 and 30 hours per week to our operations on an ongoing basis, and will devote whole days and even multiple days at a stretch when required. Therefore, it is possible that a conflict of interest with regard to their time may arise based on their employment for other companies. Their other activities may prevent them from devoting full-time to our operations which could slow our operations and may reduce our financial results because of the slow down in operations.

22.          Due to our limited marketing, sales, and distribution experience, we may be unsuccessful in our efforts to sell our products, enter into relationships with third parties, or develop a direct sales organization.

We have no marketing, sales, or distribution capabilities. At the appropriate time, we expect to enter into agreements with third parties to sell products we may develop or we may develop our own sales and marketing force. We may be unable to establish or maintain third party relationships on a commercially reasonable basis, if at all. In addition, these third parties may have similar or more established relationships with competitors who may exist after the introduction of our existing products, if any. If we do not enter into relationships with third parties for the sales and marketing of our products, we will need to develop our own sales and marketing capabilities. We have no experience in developing, training, or managing a sales force. We may be unable to build a sales force on a cost effective basis or at all. Any such direct marketing and sales efforts may prove to be unsuccessful. In addition, we will compete with many other companies that currently have extensive marketing and sales operations.  We may be unable to establish a sufficient sales and marketing organization on a timely basis, if at all, and may be unable to engage qualified distributors. Even if engaged, these distributors may:

  •  fail to satisfy financial or contractual obligations;
  •  fail to adequately market our assigned products;
  •  cease operations with little or no notice; or
  •  offer, design, manufacture, or promote competing products.

If we fail to develop sales, marketing, and distribution channels, we would experience delays in product sales and incur increased costs, which would harm our financial results.

23.           Our principal stockholders, who are our officers and directors, own a controlling interest in our voting stock. Therefore investors will not have any voice in our management, which could result in decisions adverse to our general shareholders.

Our officers and directors, in the aggregate, beneficially own approximately or have the right to vote 34.85% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval including:

•      election of  our  board  of  directors;
•      removal of  any  of  our  directors;
•      amendment of  our  Articles of Incorporation  or  bylaws;  and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. In addition, the future prospect of sales of significant amounts of shares held by our directors and executive officers could affect the market price of our common stock if the marketplace does not orderly adjust to the increase in shares in the market and the value of your investment in the Company may decrease.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

RISK FACTORS RELATING TO OUR COMMON STOCK

24.           We may, in the future, issue additional common shares, which would reduce investors’ percent of ownership and may dilute our share value.

Our Articles of Incorporation authorizes the issuance of 150,000,000 shares of common stock, par value $.0001 per share, of which 26,000,000 shares are currently issued and outstanding. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing shareholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors, and might have an adverse effect on any trading market for our common stock.

25.           Our executive officers and directors own a controlling interest in our voting stock  and may take actions that are contrary to your interests, including selling their stock.

Our officers and directors, in the aggregate, beneficially own approximately 34.85% of our outstanding common stock.  If and when they are able to sell their shares in the market, ,such sales by our executive officers within a short period of time could adversely affect the market price of our common stock if the marketplace does not orderly adjust to the increase in the number of shares in the market. This will result in a decrease in the the value of your investment in the Company.  Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

26.           Our common stock is subject to the "penny stock" rules of the Securities and Exchange Commission (“SEC”) and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person's account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because we do not intend to pay any cash dividends on our shares of common stock, our stockholders will not be able to receive a return on their shares unless they sell them.

We intend to retain any future earnings to finance the development and expansion of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Unless we pay dividends, our stockholders will not be able to receive a return on their shares unless they sell them at a price higher than that which they initially paid for such shares.

27.           The market for penny stocks has experienced numerous frauds and abuses which could adversely impact investors in our stock.

We believe that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

The wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

28.           The offering price of our common stock could be higher than the market value, causing investors to sustain a loss of their investment.

The price of our common stock in this offering has not been determined by any independent financial evaluation, market mechanism or by our auditors, and is therefore, to a large extent, arbitrary. Our audit firm has not reviewed management's valuation, and therefore expresses no opinion as to the fairness of the offering price as determined by our management. As a result, the price of the common stock in this offering may not reflect the value perceived by the market. There can be no assurance that the shares offered hereby are worth the price for which they are offered and investors may therefore lose a portion or all of their investment.

29.           State securities laws may limit secondary trading, which may restrict the states in which and conditions under which you can sell the shares offered by this prospectus.

Secondary trading in common stock sold in this offering will not be possible in any state until the common stock is qualified for sale under the applicable securities laws of the state or there is confirmation that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in the state. If we fail to register or qualify, or to obtain or verify an exemption for the secondary trading of, the common stock in any particular state, the common stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our common stock, the liquidity for the common stock could be significantly impacted thus causing you to realize a loss on your investment.

30.           Currently there is no public market for our securities, and there can be no assurances that any public market will ever develop or that our common stock will be quoted for trading and, even if quoted, it is likely to be subject to significant price fluctuations.

There has not been any established trading market for our common stock, and there is currently no public market whatsoever for our securities. Additionally, no public trading can occur until we file and have declared effective a registration statement with the SEC. There can be no assurances as to whether, subsequent to registration with the SEC:

•	any market for our shares will develop;

•	the prices at which our common stock will trade; or

•
the extent to which investor interest in us will lead to the development of an active, liquid trading market.  Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders for investors.

In addition, our common stock is unlikely to be followed by any market analysts, and there may be few institutions acting as market makers for our common stock. Either of these factors could adversely affect the liquidity and trading price of our common stock. Until our common stock is fully distributed and an orderly market develops in our common stock, if ever, the price at which it trades is likely to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for shares of our common stock, developments affecting our business, including the impact of the factors referred to elsewhere in these Risk Factors, investor perception of our company and general economic and market conditions.  No assurances can be given that an orderly or liquid market will ever develop for the shares of our common stock.

31.           If a market develops for our shares, sales of our shares relying upon Rule 144 may depress prices in that market by a material amount.

The majority of the outstanding shares of our common stock held by present stockholders are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended. As restricted shares, these shares may be resold only pursuant to an effective registration statement, such as this one (for the shares registered hereunder) or under the requirements of Rule 144 or other applicable exemptions from registration under the Act and as required under applicable state securities laws. On November 15, 2007, the SEC adopted changes to Rule 144, which, would shorten the holding period for sales by non-affiliates to six months (subject to extension under certain circumstances) and remove the volume limitations for such persons.   The changes became effective in February 2008. Rule 144 provides in essence that an affiliate who has held restricted securities for a prescribed period may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed 1% of a company's outstanding common stock. The alternative average weekly trading volume during the four calendar weeks prior to the sale is not available to our shareholders being that the Over-the-Counter Bulletin Board  (if and when listed thereon) is not an "automated quotation system" and, accordingly, market based volume limitations are not available for securities quoted only over the Over-The-Counter Bulletin Board. As a result of the revisions to Rule 144 discussed above, there is no limit on the amount of restricted securities that may be sold by a non-affiliate (i.e., a stockholder who has not been an officer, director or control person for at least 90 consecutive days) after the restricted securities have been held by the owner for a period of six months, if we have filed our required reports..  A sale under Rule 144 or under any other exemption from the Act, if available, or pursuant to registration of shares of common stock of present stockholders, may have a depressive effect upon the price of our common stock in any market that may develop.

32.           We may issue shares of preferred stock in the future that may adversely impact your rights as holders of our common stock.

Our Articles of Incorporation authorizes us to issue up to 5,000,000 shares of "blank check" preferred stock, none of which are issued and outstanding. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our common stock, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the common stock. To the extent that we do issue such additional shares of preferred stock, your rights as holders of common stock could be impaired thereby, including, without limitation, dilution of your ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in your interest as holders of common stock

33.           We may be exposed to potential risks and significant expenses resulting from the requirements under Section 404 of the Sarbanes-Oxley Act of 2002.

If we become registered with the SEC, we will be required, pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, to include in our annual report our assessment of the effectiveness of our internal control over financial reporting We expect to incur significant continuing costs, including accounting fees and staffing costs, in order to maintain compliance with the internal control requirements of the Sarbanes-Oxley Act of 2002. Development of our business will necessitate ongoing changes to our internal control systems, processes and information systems. Currently, we have no employees, no products in development, no manufacturing facilities and no intellectual property rights. As we develop our product, obtain regulatory approval, hire employees and consultants and seek to protect our intellectual property rights, our, our current design for internal control over financial reporting will not be sufficient to enable management to determine that our internal controls are effective for any period, or on an ongoing basis. Accordingly, as we develop our business, such development and growth will necessitate changes to our internal control systems, processes and information systems, all of which will require additional costs and expenses.

In the future, if we fail to complete the annual Section 404 evaluation in a timely manner, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

34.           Because we are not subject to compliance with rules requiring the adoption of certain corporate governance measures, our stockholders have limited protections against interested director transactions, conflicts of interest and similar matters.

The Sarbanes-Oxley Act of 2002, as well as rule changes proposed and enacted by the SEC, the New York and American Stock Exchanges and the Nasdaq Stock Market, as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities which are listed on those exchanges or the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance provisions and because we chose to avoid incurring the substantial additional costs associated with such compliance any sooner than necessary, we have not yet adopted these measures.

Because none of our directors are independent, we do not currently have independent audit or compensation committees. As a result, the director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

35.           The costs to meet our reporting and other requirements as a public company subject to the Exchange Act of 1934 will be substantial and may result in us having insufficient funds to expand our business or even to meet routine business obligations.

If we become a public entity, subject to the reporting requirements of the Exchange Act of 1934, we will incur ongoing expenses associated with professional fees for accounting, legal and a host of other expenses for annual reports and proxy statements. We estimate that these costs will range up to $25,000 per year for the next few years and will be higher if our business volume and activity increases but lower during the first year of being public because our overall business volume will be lower, and we will not yet be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As a result, we may not have sufficient funds to grow our operations.

THE OFFERING

This prospectus relates to the resale by certain selling security holders of the Company of up to 15,700,000 shares of our common stock.  Such shares were offered and sold by us at a purchase price of $0.003 per share to the selling security holders in a fully subscribed private placement conducted from November through December 2009 pursuant to the exemptions from registration under the Securities Act provided by Regulation D of the Securities Act.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.003 plus an increase based on the fact the shares will be liquid and registered.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based on past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology.  These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of April 6, 2010, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this  prospectus and the number of shares which each would own  beneficially  if all  such  offered  shares  are sold.

Beneficial ownership is determined in accordance with SEC rules. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer.  Each of the selling security holders has acquired his, her or its shares pursuant to a private placement solely for investment and not with a view to or for resale or distribution of such securities.  The shares were offered and sold to the selling security holders at a purchase price of $0.003 per share in a fully subscribed private placement held from November through December 2009, pursuant to the exemption from the registration under the Securities Act provided by Regulation D of the Securities Act.  None of the selling security holders are affiliates or controlled by our affiliates and none of the selling security holders are now or were at any time in the past an officer or director of ours or any of any of our predecessors or affiliates.

The percentages below are calculated based on 26,000,000 shares of our common stock issued and outstanding as of April 6, 2010. We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.

Name of Selling Security Holders	Common Shares owned by the Selling Security Holder	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering
			# of Shares	% of Class

Benson Altman	1,000	1,000	0	*
Irv Bader	2,500,000	2,500,000	0	9.62%
Alan Bankhalter	5,000	5,000	0	*
Michelle Beidner	1,000	1,000	0	*
Dvora Benshimon	2,000	2,000	0	*
Harry Billet	200,000	200,000	0	*
Joseph Biston	50,000	50,000	0	*
Benjamin Blech	150,000	150,000	0	*
Solomon Blisko	300,000	300,000	0	1.15%
Leonard Brenner	5,000	5,000	0	*
Deer Stone, LLC (1)	900,000	900,000	0	3.46%
Abraham Diamont,	50,000	50,000	0	*
Uri Dreifus	2,088,500	2,088,500	0	8.03%
Sharon Duftler	20,000	20,000	0	*
Mark Fenster	50,000	50,000	0	*
Yale Fishman	5,000	5,000	0	*
Five Towns Ventures, Inc.(2)	40,000	40,000	0	*
Nathan K. Fruchter	2,000	2,000	0	*
Deborah Fund	200,000	200,000	0	*
Abraham Goldberger	1,000	1,000	0	*
Steven Gottesman	1,000	1,000	0	*
Zachary Grossman	2,500,000	2,500,000	0	9.62%
Alan Heller	50,000	50,000	0	*
Naomi Herbst	2,500	2,500	0	*
J & N Invest LLC (3)	500,000	500,000	0	1.92%
Meyer Jeger	20,000	20,000	0	*
Leon Kanner	1,250,000	1,250,000	0	4.81%
Mayer Kramer	1,000	1,000	0	*
Herschel Kulefsky	40,000	40,000	0	*

Menachem Landow	360,000	360,000	0	1.38%
Charlotte Liechtung	25,000	25,000	0	*
Steven Liechtung	40,000	40,000	0	*
MBTA Management (4)	1,000	1,000	0	*
Richard Molinsky	200,000	200,000	0	*
Diana Muller	1,250,000	1,250,000	0	4.81%
Nachum Pelcovitz,	5,000	5,000	0	*
Serena B. Potash	5,000	5,000	0	*
Priority-1 (5)	100,000	100,000	0	*
Meir Rosenfeld	35,000	35,000	0	*
Ephraim Schlisser	1,000	1,000	0	*
Karen Sinnreich	20,000	20,000	0	*
Hyman Sitko	1,000	1,000	0	*
Gabriel Solomom	2,500,000	2,500,000	0	9.62%
Mordechai Solomon	5,000	5,000	0	*
Avraham Steinberger	10,000	10,000	0	*
Ephraim Stern	1,000	1,000	0	*
Eugene Stricker	5,000	5,000	0	*
Moshe Wagh	1,000	1,000	0	*
Markus Weitz	200,000	200,000	0	*

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

1.	Aryeh Natan Lightstone is the sole member of Deer Stone LLC and has voting, investment and dispositive control over the shares of common stock held by Deer Stone LLC.
2.	Lenore S. Davis is the sole shareholder of Five Towns Ventures Inc. and has voting investment and dispositive control over the shares of common stock held by Five Towns Ventures Inc.
3.	Jeff Rubin is the sole member of J&N Invest LLC and has voting investment and dispositive control over the shares of common stock held by J&N Invest.
4.	Tanya Kogan is the sole member of MBTA Management and has voting investment and dispositive control over the shares of common stock held by MBTA Management.
5.
 The president of Priority 1, a non-for profit organization, is David Strikes. The president, subject to the board of directors of Priority 1, has voting investment and dispositive control over the shares of common stock held by Priority 1.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to this registration statement to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

There has been no market for our securities.  Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with FINRA for our common stock to be eligible for trading on the Over the Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application.  The selling security holders will be offering the shares of common stock being covered by this prospectus at a fixed price of $0.05 per share until a market develops and thereafter at prevailing market prices or privately negotiated prices. The fixed price of $0.05 has been determined as the selling price based upon the original purchase price paid by the selling shareholders of $0.003 plus an increase based on the fact the shares will be liquid and registered.

 Once a market has been developed for our common stock, the shares may be sold or distributed from time to time by the selling security holders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) privately negotiated transactions; (c) market sales (both long and short to the extent permitted under the federal securities laws); (d) at the market to or through market makers or into an existing market for the shares; (e) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and (f) a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling security holder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling security holder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holder if such broker-dealer is unable to sell the shares on behalf of the selling security holder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the selling security holders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling security holder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Penny Stock Regulations

You should note that our stock is a penny stock. The SEC has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely on an exemption there from.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 150,000,000 shares of common stock, par value $0.0001, of which 26,000,000 shares are issued and outstanding as of April 6, 2010.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of stockholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change in control of our Company.

Preferred Stock

We are authorized to issue 5,000,000 shares of preferred stock, par value $0.0001, none of which is issued and outstanding.  Our board of directors has the right, without shareholder approval, to issue preferred shares with rights superior to the rights of the holders of shares of common stock. As a result, preferred shares could be issued quickly and easily, negatively affecting the rights of holders of common shares and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Because we may issue up to 5,000,000 shares of preferred stock in order to raise capital for our operations, your ownership interest may be diluted which results in your percentage of ownership in us decreasing.

Warrants and Options

Currently, there are no warrants, options or other convertible securities outstanding.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS
Overview

We are an early stage company with plans to engage in the development of treatments for GI disorders, such as pouchitis, irritable bowel syndrome (“IBS”), Crohn’s disease, ulcerative colitis and Clostridium difficile (“C. difficile”) infections, that we believe are poorly addressed by current therapies.

Probiotics

Probiotics are live microorganisms (in most cases, bacteria) that are similar to beneficial microorganisms found in the human gut. They are also called "friendly bacteria" or "good bacteria." One widely used definition, developed by the World Health Organization and the Food and Agriculture Organization of the United Nations, is that probiotics are "live microorganisms, which, when administered in adequate amounts, confer a health benefit on the host." (for example, see http://www.who.int/foodsafety/publications/fs_management/en/probiotics.pdf). Microorganisms are tiny living organisms—such as bacteria, viruses, and yeasts—that can be seen only under a microscope.

Probiotics are available in foods and dietary supplements (for example, capsules, tablets, and powders) and in some other forms as well. Examples of foods containing probiotics are yogurt, fermented and unfermented milk, miso, tempeh, and some juices and soy beverages. In probiotic foods and supplements, the bacteria may have been present originally or added during preparation. Some probiotic foods date back to ancient times, such as fermented foods and cultured milk products.

Most probiotics are bacteria similar to those naturally found in people's guts, especially in those of breastfed infants (who have natural protection against many diseases). Most often, the bacteria come from two groups, Lactobacillus or Bifidobacterium.  Within each group, there are different species (for example, Lactobacillus acidophilus and Bifidobacterium bifidus), and within each species, different strains (or varieties). Other bacterial groups in which probiotic strains have been identified include Bacillus, E. coli, Enterococcus, and Streptococcus.  A few common probiotics, such as Saccharomyces boulardii, are yeasts, which are different from bacteria.

Probiotics generally have a very short life-span. Water, acid and oxygen are harmful to probiotics and most die or cease to function after a short period of time after extraction from the source. A reduction of these naturally-occurring organisms due to poor eating habits, stress, or the use of antibiotic drugs or other factors may disrupt the natural equilibrium of the body and could lead to a variety of abdominal ailments and an overall decrease in the function of the immune system.

Scientific understanding of probiotics and their potential for preventing and treating health conditions is at an early stage, but growing. In November 2005, a conference that was co-sponsored by the National Center for Complementary and Alternative Medicine (NCCAM) and convened by the American Society for Microbiology reported encouraging evidence for health and disease prevention or treatment benefits from the study of specific probiotic formulations. http://nccam.nih.gov/health/probiotics. Researchers are exploring whether probiotics could halt unfriendly agents in the first place and/or suppress their growth and activity in conditions such as irritable bowel syndrome; ulcerative colitis; Crohn's disease; infection with Helicobacter pylori (H. pylori), a bacterium that causes most ulcers and many types of chronic stomach inflammation; tooth decay and periodontal disease; vaginal infections; stomach and respiratory infections that children acquire in daycare and skin infections or conditions such as eczema.  Most scientific publications emphasize that while the evidence is growing to support the use of probiotics, more rigorous studies to validate their use in specific conditions is needed.

Interest in probiotics also stems from the fact there are cells of the immune system located within the gastrointestinal (GI) tract.  One theory is that probiotic bacteria may have beneficial effects on immune defenses, either by altering the microorganisms in an individual’s GI tract or having a direct effect on cells of the immune system.

Strategy

Enterologics believes that broader medical use of probiotics will follow convincing clinical tests of the type used to obtain regulatory approval for drugs and biologics to treat specific conditions.  We intend to identify, in-license and develop unique probiotic strains for specific medical conditions, obtain regulatory approval and market these probiotics products as FDA-approved prescription drugs for specific label indications. We do not yet have any product in development but with adequate funding we believe that we will be able to successfully execute our business plan.

We intend to pursue our business plan of developing prescription biologics and drugs for treating various gastrointestinal disorders, after this registration statement is declared effective by the Securities and Exchange Commission and subject to the availability of funding.   We currently intend to finance the development of our business, including our prescription drug development efforts, from outside sources including through the sale of equity, debt or convertible securities, third party financing and strategic partnering.

Regulatory Considerations

Enterologics currently does not have any products in development.  Our intended products, probiotic bacteria, fall into the class of biologics.  Our current regulatory strategy involves pursuing FDA approvals of biologic products we may develop as prescription medications.  Industry studies indicate that it takes approximately eight to 10 years for the average prescription drug or biologic to progress from the IND filing to market introduction.  Biologics are derived from living organisms and include a wide range of products such as vaccines, blood and blood components, allergenics, somatic cells, gene therapy, tissues, and recombinant therapeutic proteins. Biologics can be composed of sugars, proteins, or nucleic acids or complex combinations of these substances, or may be living entities such as cells and tissues. Biologics are isolated from a variety of natural sources — human, animal, or microorganism — and may be produced by biotechnology methods and other cutting-edge technologies. Gene-based and cellular biologics, for example, often are at the forefront of biomedical research, and may be used to treat a variety of medical conditions for which no other treatments are available.

Biologics are approved for marketing under the provisions of the Public Health Service (PHS) Act.  The Act requires a firm who manufactures a biologic for sale in the United States to hold a license for the product. A biologics license application (BLA) is such an application. The BLA is a submission that contains specific biologic product information on the manufacturing processes, quality assessments, pharmacology, clinical pharmacology and the medical affects of the biologic product. If the information provided meets FDA requirements, the application is approved and a license is issued allowing the firm to market the product in the US.  A BLA is issued for approved biologics and a New Drug Application (NDA) is issued for drugs. Each BLA includes information that is specific for the process and facility where the biologic product is manufactured, tested, and stored.

A prescription drug or biologic can be assigned orphan drug status by the FDA and European regulatory authorities if the indication addresses a target population of less than 200,000 sufferers in the U.S. or less than 5 sufferers per 10,000 persons in Europe. There is a separate Office of Orphan Drug Product Development at the FDA designed to help facilitate rapid approval of orphan drug applications. Once approved, orphan drugs are given seven year exclusivity in the U.S. and ten years of exclusivity in Europe. Additional benefits of receiving orphan drug status in the U.S. include study design assistance, a 50% reduction in the filing cost of the NDA/BLA (new drug application/biological licensing application) and may also include partial funding of clinical costs by the FDA. The NDA/BLA requests permission from FDA to market a drug in the U.S. In Europe, a drug product is filed with the European Medicines Agency (EMEA) for marketing throughout the European Commission area. The EMEA has a Committee for Orphan Medicinal Products (COMP) whereby drugs are designated "orphan drug" status for the European Union.

Clinical Trials and Marketing Approval

Before an experimental drug or biologic can be sold over the counter or with a prescription, it must undergo rigorous testing. Clinical trials are studies done with human subjects to answer specific questions about the new biologic product. The questions that are usually asked in a clinical trial involve the safety and effectiveness of the product in humans. The results of these clinical studies define the ways to use the potentially new product in humans. Carefully conducted and well controlled sound clinical trials are the fastest and safest way to test if a biotech drug or treatment is safe and effective in humans. The entire development of a new product can take up to nine years, over which time the Food and Drug Administration (FDA) carefully reviews each study before, during and after the study is started. There are many factors that can influence the overall time for the biological approval process.

Clinical trials proceed in several well-defined phases, beginning with a demonstration that the proposed product is safe in animal or cell-culture based studies before it is tested for the first time in humans, and ending with the product being approved for marketing by the FDA or corresponding regulatory agency in Europe and elsewhere.  The stages of development generally proceed as follows:

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Non-clinical studies.    An experimental drug or biologic that is examined in a test tube experiments or in animal experiments is referred to as non-clinical research. The non-clinical research that occurs before an experimental drug or biologic is tested in humans is called pre-clinical research. If early pre-clinical research in animal studies shows that the product appears to be safe, the company will then provide this information to the FDA along with a request to begin testing of the experimental drug in humans. This request is referred to as an IND or an Investigational New Drug application. It is estimated that only about 0.1% (or one in one thousand) compounds developed in laboratories pass the pre-clinical studies and advance to FDA-regulated clinical trials. All studies monitor the safety of the product in humans.

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Phase 1 trials.  Researchers test their experimental product in a small group of people (20-100) to determine the metabolic and pharmacologic actions of the product, the side effects that may be associated with increasing doses, and any early evidence of effectiveness. These early studies could last up to 2-3 years before moving on to the next phase of study (Phase 2). About 70% of the early phase studies move the experimental product into Phase 2 studies.

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Phase 2 trials.  A larger population of subjects (up to 300) is included in this phase of study. It is here that the experimental product can be test in comparison to another product or a placebo, to see if the experimental product offers any benefit of effectiveness. The comparison of the product with another group is called a “controlled study”, and a comparison of the 2 or more groups is made for safety, effectiveness. These Phase 2 studies also help to define the dose and frequency of dosing for this disease. It is in the Phase 2 study that some indication of the potential benefits and risks associated with the use of the experimental product can be first seen. This phase could last up to 2 years, before moving on to the next phase of study (Phase 3).   About 50% of the early phase studies move the experimental product into Phase 3 studies.

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Phase 3 trials.   The decision to pursue a Phase 3 study is a big decision given the time and enormous costs to conduct a pivotal trial. Results from these Phase 3 studies will provide the necessary data for the FDA to make its final decision on approving the experimental product and awarding a BLA. These studies also provide the needed information for the drug dosing and administration. These studies are usually large studies (several hundred to thousands) using control groups that are designed to confirm the experimental product’s effectiveness and safety when used in the target clinical population. In general, these studies may last several years and of those experimental products that successfully complete this phase of study, approximately 70-90% achieve marketing approval in the US.

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Filing of NDA or BLA for marketing approval.  After the successful completion of clinical phases of the experimental product’s development, Phases 1-3, a company will assemble and submit to the FDA the results of these studies to obtain marketing authorization to the public, which comes as a BLA for a biologic product and a NDA for a drug product. The license process under FDA review could take anywhere from 12-18 months.  Enterologics anticipates that most of its products will be approved via the BLA pathway.

•	Phase 4 trials. The FDA may request post-marketing clinical and/or non-clinical studies to define additional information (for example, risks, benefits, and optimal use) for the new product.

In addition to a proposed product moving through the development stages outlined above, a particular product may qualify for special designation by the FDA or corresponding regulatory agency, depending on the clinical need for the product or the size of the population with the particular disease that the product is intended to treat.

•	Fast track approval status. If granted by the FDA, fast track approval status allows for expedited review and approval. This could reduce the FDA product approval time to 6 months.

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Orphan product status is granted to drugs or biologics addressing patient populations of less then 200,000. The FDA, through the Orphan Drug Act of 1983, grants seven-year market exclusivity and tax breaks to companies with Orphan drugs. Additional benefits of receiving orphan drug status in the U.S. include FDA assistance with clinical study design, a 50% reduction in the costs of filing for the marketing authorization (NDA or BLA) and potentially partial FDA funding of clinical costs.

The clinical trial process is an important part of biotechnology drug development, and investors who understand this process are most likely to make informed and educated investment decisions.

Manufacturing

We do not have manufacturing facilities. Any products that we develop will be required to be manufactured in a facility maintained and operated under FDA laboratory and current good manufacturing procedure (“cGMP”) requirements as a prescription drug or biologic product. The  manufacturer  of  any future  product, whether  done by  third-party  contractors  or  internally,  will be  subject to rigorous  regulations,  including  the need to comply with the FDA's cGMP standards.  As part of obtaining FDA approval for a product, manufacturing facilities must be inspected, approved by and registered with the FDA. For a biologic, this includes licensing of the facility under a BLA.  In addition to obtaining FDA approval of the  prospective  manufacturer's quality control and manufacturing procedures, domestic and foreign manufacturing facilities  are  subject  to  periodic  inspection  by the  FDA  and/or  foreign regulatory authorities  which  have  the  authority  to  suspend  or  withdraw approvals.

Intellectual Property

We do not have any intellectual property rights. However, we may use a combination of patents, trademarks and trade secrets to protect any intellectual property we may develop.

Competition

We currently have no products or drugs in commercial production. Accordingly, we do not compete with any product or in any market or industry.  While there is no assurance that we will develop any products capable of commercialization, we believe that competition, should we develop products which obtain regulatory clearances required for commercialization, will be intense competition from large pharmaceuticals companies with resources far greater than ours and which have been in business longer than us and have established brand recognition and consumer loyalty. We will compete based on factors including, effectiveness of our products for the approved indications, delivery, price, insurance availability, price, quality, service and distribution.

Governmental Regulations

The manufacturing and marketing of drug and drug delivery and research and development activities are subject to regulation for safety, efficacy and quality by numerous governmental authorities in the United States and other countries. Compliance with these regulations will involve a considerable amount of time, expense and uncertainty.

In the United States, drugs are subject to rigorous federal regulation and, to a lesser extent, state regulation. The United States Food, Drug and Cosmetic Act, the regulations  promulgated  thereunder, and other federal and state  statutes  and  regulations  govern,  among  other  things, the testing, manufacture, safety, efficacy, labeling, storage, record keeping,  approval, advertising  and promotion of drugs.  Drug  development  and approval within this  regulatory  framework is difficult to predict and will take a number of years and involve material expenditures that are difficult to accurately  projected  but which  will  exceed our current  resources  and will require additional funding.

We will be subject to a variety of state laws and regulations relating to, among other things, advertising, pricing, charging and collecting state sales or use tax and product safety/restrictions.  We will be subject to certain federal, state and local laws and regulations relating to the protection of the environment and human health and safety.

Employees

We currently have no employees. All functions including development, strategy, negotiations and administration are currently being provided by our executive officers on a voluntary basis.

Property

The Company currently maintains its executive offices, which consist of approximately 1,050 square feet at 657 Central Avenue, Cedarhurst, New York 11516 in space provided to us by Lisa Grossman, our secretary.   We are not paying anything for this space and believe that its current office space will be adequate for the foreseeable future.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.  The Company’s property is not the subject of any pending legal proceedings.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There has been no market for our securities. Our common stock is not traded on any exchange or on the over-the-counter market. After the effective date of the registration statement relating to this prospectus, we hope to have a market maker file an application with the FINRA for our common stock to be eligible for trading on the Over The Counter Bulletin Board. We do not yet have a market maker who has agreed to file such application. There is no assurance that a trading market will develop, or, if developed, that it will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since our formation, and we do not anticipate paying dividends in the foreseeable future.  Declaration  or  payment  of  dividends,  if  any, in the future, will be at the discretion  of  our  Board  of  Directors  and  will  depend on our then current financial  condition,  results  of  operations, capital  requirements and other factors  deemed  relevant  by  the  board  of  directors. There are no contractual restrictions on our ability to declare or pay dividends.

SHARE CAPITAL

Security Holders

As of April 6, 2010, there were 26,000,000 common shares issued and outstanding, which were held by 53 stockholders of record.

Transfer Agent

We have not engaged a transfer agent to serve as transfer agent for shares of our common stock.  Until we engage such a transfer agent, we will be responsible for all record-keeping and administrative functions in connection with the shares of our common stock.

Admission to Quotation on the OTC Bulletin Board

We intend to have a market maker file an application for our common stock to be quoted on the OTC Bulletin Board. However, we do not have a market maker that has agreed to file such application.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities. The OTC Bulletin Board differs from national and regional stock exchanges in that it:

(1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and

(2) securities admitted to quotation are offered by one or more broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. If they meet the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board. We may not now or ever qualify for quotation on the OTC Bulletin Board. We currently have no market maker who is willing to list quotations for our securities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Certain statements contained in this prospectus, including statements regarding the development and expansion of our business, our intent, belief or current expectations, primarily with respect to the future operating performance of Enterologics, Inc., and the products we plan to offer and other statements contained herein regarding matters that are not historical facts, are "forward-looking" statements. Future filings with the SEC, future press releases and future oral or written statements made by us or with our approval, which are not statements of historical fact, may contain forward-looking statements, because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

All forward-looking statements speak only as of the date on which they are made.  We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they are made.

Overview

We are an early stage company, with plans to engage in the development of proprietary probiotic bio-therapeutic products for the treatment of various gastrointestinal disorders. We intend to market these products as FDA approved prescription drugs.  We intend on using the proceeds of $47,100 from the sale of 15,700,000 shares of our common stock, which were offered in a fully subscribed private placement from November through December 2009.  We do not believe that such funds will be sufficient to fund our operating expenses over the next twelve months.

Plan of Operation

Over the next twelve months, the Company intends to focus on establishing business operations, recruiting additional management to guide the development program, engaging expert consultants to assist in identifying products and intellectual property for in-licensing and further development, evaluating and expanding the intellectual property coverage for those products, and establishing the clinical and regulatory development program for the first in-licensed product.

The Company estimates that it will require an approximate minimum of $1,000,000 in the next 12 months to implement its activities. The following chart indicates how we would utilize such funds:

Purpose	Amount
G&A including expert consultant fees	$500,000
Licensing costs	$300,000
Legal, intellectual property and patents	$150,000
Cost of operating as a public company	$50,000
Total	$1,000,000

Liquidity and Capital Resources

As of December 31, 2009, the Company had a cash balance of $43,694. The Company does not believe that such funds will be sufficient to fund its expenses over the next twelve months.  The Company raised $47,100 in a fully subscribed private placement of its common stock.  There can be no assurance that additional capital will be available to the Company. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.  Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

On March 23, 2009 a related party loaned $3,500 to the Company for initial start-up costs. The loan is unsecured, carries an interest rate of 5%, and matures on January 31, 2010.   As of December 31, 2009 the Company recorded accrued interest of $135. Said loan was repaid in full on January 31, 2010.
Results of Operations
As of December 31, 2009, the Company had $43,694 in cash. We believe that such funds will not be sufficient to effectuate our plans with respect the Company’s development of its proprietary probiotic bio-therapeutic products over the next twelve months. We will need to seek additional capital for the purpose of financing our marketing efforts.
Revenues
The Company is in its development stage and did not generate any revenues during the period from September 2, 2009 (inception) through December 31, 2009.
Total operating expenses
During period from September 2, 2009 (inception) to December 31, 2009, the total operating expenses were $7,964, which include legal and professional accounting fees associated with filing this registration statement in the amount of $7,548 and general and administrative expenses of $416.
Net loss
During the period from September 2, 2009 (Inception) through December 31, 2009, the Company had a net loss of $8,099.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name and Business Address	Age	Position

Robert Hoerr, M.D., PhD.	60	President and Director
Lawrence Levitan, M.D.	54	Treasurer and Director
William Welwart	55	Vice President and Director
Lisa Grossman	46	Secretary

Robert Hoerr, M.D, PhD. has been our President and a director of our company since its inception on September 2, 2009. From October 2004 through October 2009, Dr. Hoerr was the Chairman of the Board and Chief Executive Officer and a director of Nanocopoeia, Inc., a development stage company, which he co-founded, which is involved in the development of pharmaceutical products.  He continues as a director and provides research and development guidance to the Nanocopoeia.  From October 2004 to the present, 2009 Dr. Hoerr has been the president and owner of Nutramentals, Inc., a medical and regulatory consulting firm.

Lawrence Levitan, M.D. has been our Treasurer and a director of our company since its inception on September 2, 2009. Dr. Levitan has been a physician with Beth Israel Medical Center since January 1999.

William Welwart has been a Vice President and a director of our company since its inception on September 2, 2009. Since April 2007, Mr. Welwart has been a pharmaceutical consultant to the pharmaceutical industry.  From February 2000 through April 2007 he was the director of operations of 15W Pharmacy Edison Inc.

Lisa Grossman has been our Secretary since our inception on September 2, 2009. Ms. Grossman has been the Vice President of The Meister Group, a private financial consulting firm since July 2004.

There are no familial relationships among any of our officers or directors.  None of our directors or officers is a director in any other reporting companies.  None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years.  We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to us or any of our or has a material interest adverse to us or any of our subsidiaries.

Each director of the Company serves for a term of one year or until such director’s successor is duly elected and is qualified.  Each officer serves, at the pleasure of the board of directors, for a term of one year and until such officer’s successor is duly elected and is qualified.

Code of Ethics; Financial Expert

We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. We do not have a “financial expert” on the board or an audit committee or nominating committee.

Potential Conflicts of Interest

Since we do not have an audit or compensation committee comprised of independent directors, the functions that would have been performed by such committees are performed by our directors.  Thus, there is a potential conflict of interest in that our directors and officers have the authority to determine issues concerning management compensation and audit issues that may affect management decisions.  We are not aware of any other conflicts of interest with any of our executives or directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” We do not believe that any of our directors currently meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

Summary Compensation

Since our incorporation on September 2, 2009 we have not paid any compensation to our directors or officers in consideration for their services rendered to our Company in their capacity as such.  We have no employment agreements with any of our directors or executive officers.  We have no pension, health, annuity, bonus, insurance, stock options, profit sharing or similar benefit plans.

Since our incorporation on September 2, 2009, no stock options or stock appreciation rights were granted to any of our directors or executive officers.  We have no equity incentive plans.

Outstanding Equity Awards

Since our incorporation on September 2, 2009, none of our directors or executive officers has held unexercised options, stock that had not vested, or equity incentive plan awards.

Compensation of Directors

Since our incorporation on September 2, 2009, no compensation has been paid to any of our directors in consideration for their services rendered in their capacity as directors.

No arrangements are presently in place regarding compensation to directors for their services as directors or for committee participation or special assignments.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table lists, as of April 6, 2010, the number of shares of common stock of our company that are beneficially owned by (i) each person or entity known to our company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each named executive officer and director of our Company; and (iii) all officers and directors as a group. Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 26,000,000 shares of our common stock issued and outstanding as of April 6, 2010.  We do not have any outstanding options, warrants or other securities exercisable for or convertible into shares of our common stock.  Unless otherwise indicated, the address of each person listed is c/o Enterologics, Inc., 657 Central Avenue, Cedarhurst, New York 11516.  Our telephone number is (516) 568-7007.

Name of Beneficial Owner	Title Of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Irv Bader	Common	2,500,000	9.62%
Uri Dreifus	Common	2,088,500	8.03%
Zachary Grossman	Common	2,500,000	9.62%
Solomon Gabriel	Common	2,500,000	9.62%
Robert Hoerr, M.D., PhD.	Common	1,500,000	5.77%
Lawrence Levitan, M.D	Common	500,000	1.92%
William Welwart	Common	500,000	1.92%
Lisa Grossman	Common	7,800,000	30.00%
Directors and officers, as a group (4 persons)	Common	10,300,000	39.61%

There are no family relationships among our officers and directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On November 4, 2009 by action taken by our board of directors, we issued 1,500,000, 500,000, 500,000 and 7,800,000 shares of our common stock to Dr. Hoerr, Dr. Levitan, Mr. Welwart and Mrs. Grossman, respectively, our executive officers and directors, at the purchase price of $0.0001 per share for the aggregate consideration of $1,030.  This transaction was conducted in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Each issuance was made in reliance upon an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended.  Each of the above persons is a founder of our Company and had access to all of the information which would be required to be included in a registration statement, and the transaction did not involve a public offering.

On March 23, 2009, The Meister Group loaned us $3,500 for initial start up costs. The loan was unsecured, accured interest at 5% per annum and matured on January 31, 2010. The loan and accrued interest thereon was paid in full on January 31, 2010. Our secretary, Ms. Lisa Grossman, is the vice president of The Meister Group.The Meister Group also provides us with offices at no cost.

Other than as set forth above, there are no transactions during the last two years, or proposed transactions, to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

•	Any director or executive officer of the small business issuer;

•	Any majority security holder; and

•	Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the persons in the above.

EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be borne by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee.

Nature of Expense	Amount
Accounting fees and expenses*	$1,500.00
SEC registration fee	$55.97
Legal fees and other expenses*	$7,500.00
Total	$9,055.97
*Estimated Expenses.

LEGAL MATTERS

David Lubin & Associates, PLLC has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by Webb & Company, P.A. an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us. We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of: Enterologics, Inc.

We have audited the accompanying balance sheet of Enterologics, Inc. (the "Company") as of December 31, 2009 and the related statements of operations, changes in stockholders' equity and cash flows for the period from September 2. 2009 (Inception) to December 31, 2009. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Enterologics, Inc. as of December 31, 2009 and the results of its operations and its cash flows for the period from September 2, 2009 (Inception) to December 31. 2009 then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements. The Company has a net loss of $8,099 and a negative cash flow from operations of $7,916. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Webb & Company, P.A.
Certified Public Accountants

Boynton Beach, Florida
February 2, 2010

1501 Corporate Drive, Suite 150 ● Boynton Beach, FL 33426
Telephone: (561) 752-1721 ● Fax: (561) 734-8562
www.cpawebb.com

ENTEROLOGICS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
DECEMBER 31 2009

ASSETS

CURRENT ASSETS

Cash	$43,694

TOTAL ASSETS	$43,694

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$48
Accrued Interest	135
Notes payable - related party	3,500

TOTAL CURRENT LIABILITIES	3,683

COMMITMENTS AND CONTINGENCIES	-

STOCKHOLDERS’ EQUITY
Preferred stock, $0.0001 par value, 5,000,000 share authorized, none issued and outstanding	$-
Common stock, $0.0001 par value, 150,000,000 shares authorized, 26,000,000 shares issued and outstanding	2,600
Additional paid in capital	45,530
Subscription receivable	(20)
Accumulated deficit - during developmental stage	(8,099)
Total Stockholders’ Equity	40,011

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,694

See accompanying notes to the financial statements

ENTEROLOGICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
FOR THE PERIOD SEPTEMBER 2, 2009 (INCEPTION) TO DECEMBER 31, 2009
(AUDITED)

OPERATING EXPENSES
Professional fees	$7,548
General and administrative	416
Total Operating Expenses	7,964

LOSS FROM OPERATIONS	(7,964)

OTHER EXPENSES
Interest Expense	135

LOSS FROM OPERATIONS BEFORE PROVISION FOR INCOME TAXES	(8,099)
Provision for Income Taxes	-

NET LOSS	$(8,099)

Net loss per share - basic and diluted	$-

Weighted average number of shares outstanding during the period - basic and diluted	12,577,604

See accompanying notes to the financial statements

ENTEROLOGICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOW
FOR THE PERIOD SEPTEMBER 2, 2009 (INCEPTION) TO DECEMBER 31, 2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(8,099)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accounts payable	48
Accrued interest	135
Net Cash Used In Operating Activities	(7,916)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock	48,110
Proceeds from notes payable - related party	3,500
Net Cash Provided By Financing Activities	51,610

NET INCREASE IN CASH	43,694

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	-

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$43,694

Supplemental disclosure of non cash investing & financing activities:
Cash paid for income taxes	$-
Cash paid for interest expense	$-
Sale of common stock for subscription receivable	$20

See accompanying notes to the financial statements

ENTEROLOGICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE PERID FROM SEPTEMBER 2, 2009 (INCEPTION) TO DECEMBER 31, 2009

	Preferred Stock		Common Stock		Additional Paid-In	Subscription	Accumulated Deficit - During Development Stage
	Shares	Amount	Shares	Amount	Capital	Receivable		Total

BALANCE, September 2, 2009 (Inception)	-	$-	-	$-	$-	$-	$-	$-

Sale of common stock -Founders $.0001 per share	-	-	10,300,000	1,030	-	-	-	1,030

Sale of common stock - private placement $.003 per share	-	-	15,700,000	1,570	45,530	-	-	47,080

Net loss, for the period September 2, 2009 (Inception) to	-	-	-	-	-	-	(8,099)	(8,099)
December 31, 2009
BALANCE, December 31, 2009			$26,000,000	$2,600	$45,530	$-	$(8,099)	$40,011

See accompanying notes to the financial statements

ENTEROLOGICS, INC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO  FINANCIAL STATEMENTS

FOR THE PERIOD SEPTEMBER 2, 2009 (INCEPTION) TO DECEMBER 31, 2009

NOTE 1	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) Organization

Enterologics, Inc. was incorporated under the laws of the State of Delaware on September 2, 2009 to develop, test, and obtain regulatory approvals for, manufacturing, commercializing and selling new prescription drug products.

Activities during the development stage include developing the business plan, acquiring technology and raising capital.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

   (C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2009 the Company did not have any balances that exceeded FDIC insurance limits.

(F) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by FASB Accounting Standards Codification Topic 260, “Earnings Per Share.”  As of December 31, 2009 there were no common share equivalents outstanding.

(G) Fair Value of Financial Instruments

The carrying amounts of the Company's accounts payable, accrued expenses and notes payable - related partyapproximate fair value due to the relatively short period to maturity for these instruments.

(H) Income Taxes

The Company accounts for income taxes under FASB Codification Topic 740-10-25 (“ASC 740-10-25”).  Under ASC 740-10-25, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  Under ASC 740-10-25, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

2009

Expected income tax recovery (expense) at the statutory rate of 34%	$(3,126)
Tax effect of expenses that are not deductible for income tax purposes
(net of other amounts deductible for tax purposes)	-
Change in valuation allowance	3,126

Provision for income taxes	$-

The components of deferred income taxes are as follows:
2009

Deferred income tax asset:
Net operating loss carry forwards	$3,126
Valuation allowance	(3,126)
Deferred income taxes	$-

As of December 31, 2009, the Company has a net operating loss carry forward of $8,099 available to offset future taxable income through 2029.  This results in deferred tax assets of $3,126 as of December 31, 2009. The valuation allowance at December 31, 2008 was $0. The change in the valuation allowance for the year ended December 31, 2009 was an increase of $3,126 .

(I) Recent Accounting Pronouncements

In June 2009, the FASB issued Financial Accounting Standards Codification No. 860 – Transfers and Servicing. FASB ASC No. 860 improves the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. FASB ASC No. 860 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB ASC No. 860 will have on its financial statements.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 810 – Consolidation. FASB ASC No. 810 is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. The Company is evaluating the impact the adoption of FASB ASC No. 810 will have on its financial statements.

In June 2009, the FASB issued Financial Accounting Standards Codification No. 105-GAAP.   The FASB Accounting Standards Codification (“Codification”) will be the single source of authoritative nongovernmental U.S. generally accepted accounting principles. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. FASB ASC No. 105 is effective for interim and annual periods ending after September 15, 2009. All existing accounting standards are superseded as described in FASB ASC No. 105. All other accounting literature not included in the Codification is nonauthoritative. The Adpotion of FASB ASC No. 105 did not have a impact on our financial statements.

NOTE 2	NOTES PAYABLE - RELATED PARTIES

On March 23, 2009 a related party loaned $3,500 to the Company for initial start-up costs. The loan is unsecured, carries an interest rate of 5%, and matures on January 31, 2010.   As of December 31, 2009 the Company recorded accrued interest of $135. (See note 4 and 6).

NOTE 3	STOCKHOLDERS' EQUITY

(A) Common Stock Issued to Founders for Cash

In September 2009 the Company sold a total of 10,300,000 shares of common stock to four founders for $1,030 ($.0001 per share).

(B) Common Stock Issued for Cash

In 2009, the Company sold a total of 15,700,000 shares of common stock to 55 individuals for cash of $47,080 and a subscription receivable of $20 ($.003 per share).

(C) Preferred Stock

In October 2009, the Company amended its Articles of Incorporation to increase its authorized shares to 155,000,000 shares which shall consist of 150,000,000 shares of common stock with a par value of $.0001 and 5,000,000 shares of preferred stock with a par value of $.0001 with rights and preferences to be determined by the Board of Directors.

NOTE 4	RELATED PARTY TRANSACTIONS

On March 23, 2009 a related party loaned $3,500 to the Company for initial start-up costs. The loan is unsecured, carries an interest rate of 5%, and matures on January 31, 2010.   As of December 31, 2009 the Company recorded accrued interest of $135. (See Note 6).

NOTE 5	GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with no operations, a net loss of $8,099 and used cash in operations of $7,916. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management intents to continue to seek funding to execute its business plan.  If management is unable to raise additional funding in the immediate future, management intends to fund operations through shareholder loans. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

NOTE 6	SUBSEQUENT EVENTS

On January 31, 2010 the Company repaid the related party loan of $3,500 and accrued interest (See Note 2 and 4).

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through February 2, 2010, the date the financial statements were issued  and one item was noted for disclose.